Exhibit 10.2

DELMAR PHARMACEUTICALS, INC.

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Royalty Agreement”) is made and entered into as of _________, 2016, by and between DelMar Pharmaceuticals, Inc. a Nevada corporation (the “Company” or “DelMar”), and the investors set forth on the signature pages affixed hereto (each, an “Investor” and, collectively, the “Investors”).

WHEREAS, the Investors have agreed to purchase from the Company, and the Company has agreed to sell and issue to the Investors, an aggregate of up to 675,000 shares of Series B Convertible Preferred Stock (the “Preferred Shares”) upon the terms and conditions set forth in a Securities Purchase Agreement dated ________, 2016 (the “Offering”); and

WHEREAS, in connection with the Investors’ purchase of the Preferred Shares, the Investors will be granted certain Royalty Rights upon the Closing Date as more fully set forth in this Royalty Agreement.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree to the following as set forth herein.

1.	Definitions.

For purposes of this Royalty Agreement, the terms set forth below shall have the corresponding meanings provided below.

“Affiliate” means any person controlled directly or indirectly through one or more intermediaries, by the Company. A Person shall be regarded as in control of the Company if the Company owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other person, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

“Closing” shall have the meaning set forth in Section 2.2(a) of the Securities Purchase Agreement.

“Closing Date” shall have the meaning set forth in Section 2.2(a) of the Securities Purchase Agreement.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share.

“Conversion” means conversion of the Preferred Shares to shares of Common Stock.

“Conversion Price” means the conversion price of the Preferred Shares.

“Company” or “DelMar” shall have the meaning set forth in the preamble of this Royalty Agreement.

“First Commercial Sale” means, on a country by country basis, with respect to a Product, the first bona fide sale of such Product to a third party by or on behalf of DelMar, its Affiliates or licensees in a country in the Territory after regulatory approval has been achieved for such Product in such country. For greater certainty, sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale, so long as the Product is provided free of charge, or at or below cost.

“First Vesting Date” shall be the end of the 12th month following the Closing Date.

“Holder” means an Investor who holds the Preferred Shares.

“Investor” shall have the meaning set forth in the preamble of this Royalty Agreement.

“Licensing Proceeds” means all cash and marketable securities received by DelMar and its Affiliates from third party licensees with respect to licensing or partnering arrangements pursuant to the development or commercialization of Products, including (i) royalties based on sales of Products by third party licensees or their sublicensees; (ii) any licensing fees for rights to develop or commercialize Products, or other payments in connection with the licensing of rights with respect to Products; (iii) milestone payments based on development, regulatory or commercialization milestones for Products; (iv) equity purchases of DelMar securities pursuant to such licensing or partnering arrangement to the extent not exceeding the fair market value of such securities; and (v) research and development funding.

“Mandatory Conversion Date” shall have the meaning set forth in Section 6(b) of the Certificate of Designation of the Series B Preferred Stock.

“Net Sales” means, for any period, the gross amount invoiced by DelMar and its Affiliates for the sale of Products, (including, without limitation, third party agents, distributors and wholesalers), less the total of the following, to the extent applicable:

(i)	trade, cash and/or quantity discounts not already reflected in the amount invoiced;
(ii)	all excise, sales and other consumption taxes (including VAT) and custom duties, whether or not specifically identified as such in the invoice to the third party;
(iii)	freight, distribution, insurance and other transportation charges, whether or not specifically identified as such in the invoice to the third party;
(iv)	amounts repaid or credited by reason of rejections, defects or returns or because of chargebacks, retroactive price reductions, refunds or billing errors;
(v)	any royalty amounts or license fees payable by DelMar to a third party for access to, or licensing in of, such third party’s intellectual property rights for use or exploitation of the Products; and
(vi)	rebates and similar payments made with respect to sales paid for or reimbursed by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, United States Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program.

For purposes of determining Net Sales, “sale” will not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes. “Net Sales” exclude all Licensing Proceeds received by DelMar and its Affiliates from third party licensees.

“Offering” shall have the meaning set forth in the preamble of this Royalty Agreement.

“Preferred Shares” shall have the meaning set forth in the preamble of this Royalty Agreement.

“Products” means any and all products (i) containing or comprising VAL-083 (dianhydrogalactitol) as an active ingredient.

“Royalty Agreement” shall have the meaning set forth in the preamble of this agreement.

“Royalty Amounts” shall have the meaning set forth in Section 2.2 of this Royalty Agreement.

“Royalty Rights” shall have the meaning set forth in Section 2.1 of this Royalty Agreement.

“Royalty Term” means, with respect to each Product, on a country by country basis in each country, commencing on the First Commercial Sale of the Product until the last of:

(i)	the expiration of the last to expire of the Valid Claims covering such Product in such country;
(ii)	the expiration of any regulatory exclusivity period covering such Product in such country.

For clarity, by way of example, the Royalty Term in the United States extends to 2036 at the time of this agreement, which period may be altered by the prosecution of the Company’s patent claims and new patent filings from time-to-time. Furthermore, The Company will use commercially reasonable efforts to maximize market exclusivity.

“Second Vesting Date” shall be the end of the 24th month following the Closing Date.

“Record Date” shall mean the end of each calendar quarter following the Closing Date.

“Territory” means worldwide.

“Third Vesting Date” shall be the end of the 36th month following the Closing Date.

“Valid Claim” means a claim (i) of an issued and unexpired United States Patent that has not been revoked or held permanently unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through re-issue or disclaimer or otherwise, or (ii) of any patent application included that has not been cancelled, withdrawn or abandoned or been pending for more than six (6) years.

“Unvested Royalties” shall have the meaning set forth in Section 2.1(a) of this Royalty Agreement.

“Vested Royalties” shall have the meaning set forth in Section 2.3 of this Royalty Agreement.

2. Royalty Rights.

2.1 Grant of Royalty to the Investors. As of the Closing Date, all Holders are granted royalty rights which include a right, until such time as a Holder converts its Preferred Shares into common shares, to:

(a)	receive a royalty payment when same are paid out by the Company during the Royalty Term (“Unvested Royalties”); and
(b)	receive any Vested Royalties in accordance with Section 2.5 below;

collectively referred to as the “Royalty Rights”.

2.2 Royalties. DelMar will pay to the Holders, in aggregate, a royalty based on their pro rata ownership of the Preferred Shares equal to:

(a)	[*]% of Net Sales in the Territory; and
(b)	[*]% of Licencing Proceeds in the Territory;

collectively referred to as the “Royalty Amounts”.

2.3 Royalty Vesting. Rights to Vested Royalties shall vest during the first three years after the Closing Date, in equal thirds to Holders who hold Preferred Shares on each of the First Vesting Date, the Second Vesting Date and the Third Vesting Date, upon which vesting dates such Royalty Amounts shall become “Vested Royalties”.

2.4 Calculation of Royalty Payments. All Unvested Royalties shall become due to the Holders of the Preferred Shares at each Record Date. The proportion of the Unvested Royalty paid to each Holder shall be calculated by dividing the number of Preferred Shares held by a Holder by the total number of Preferred Shares outstanding at each Record Date after settlement of Vested Royalties. The proportion of Vested Royalties paid to an Investor shall be calculated by dividing the sum of the number of Preferred Shares Held by a Holder at each Vesting Date divided by total number of Preferred Shares outstanding at each vesting date multiplied by 33⅓%:

Holder’s Preferred Shares at First Vesting Date			Holder’s Preferred Shares at Second Vesting Date			Holder’s Preferred Shares at Third Vesting Date
Total Preferred Shares at First Vesting Date	x33⅓%	┼	Total Preferred Shares at Second Vesting Date	x33⅓%	┼	Total Preferred Shares at Third Vesting Date	x33⅓%

2.5 Royalty Payments. Royalties will be payable during the Royalty Term on a calendar quarter basis, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales and Licensing Proceeds during such calendar quarter.

2.6 Royalty Statements. DelMar will deliver to the Holders of the Preferred Shares within sixty (60) days after the end of each calendar quarter in which Products, for which DelMar owes a royalty hereunder, are sold, and Licensing Proceeds are received, a detailed statement showing (i) Net Sales made by DelMar and its Affiliates of each such Product; (ii) the amount and calculation of royalties due on such Net Sales; (iii) Licensing Proceeds received by DelMar and its Affiliates during the applicable calendar quarter; and (iv) the amount and calculation of royalties due on such Licensing Proceeds.

2.7 No Separation. This Royalty Agreement shall not be separable from the Preferred Shares until Conversion.

________________________

[*] Indicates confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and exchange Commission.

3. Royalty Adjustments.

3.1 25% Royalty Amount Increase due to financing. If, within 12 months from the Closing Date, the Company issues common shares or preferred shares such that the price of the common shares or the preferred shares, on an as converted basis, is lower than the Conversion Price, the Royalty Amount shall be increased by 25%.

3.2 Automatic Vesting. If, for any reason, the Company requires the Holders of the Preferred Shares to undergo Conversion prior to a Mandatory Conversion Date, any Royalty Rights held by the then Holders of the Preferred Shares at the time of such Conversion shall immediately become Vested Royalties upon such Conversion.

3.3 Pro-Rata Increase for Oversubscription of Preferred Shares. If the Company elects to exercise its right to increase the Offering such that the total Preferred Shares sold in the Offering exceeds 675,000, then the Royalty Amount shall be increased proportionally by multiplying the Royalty Amount defined in Section 2.2 by the total number of Preferred Shares sold in the Offering divided by 675,000.

4. Miscellaneous.

4.1. Notices. All notices, requests, demands and other communications provided in connection with this Royalty Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

The Company:

DelMar Pharmaceuticals, Inc. Suite 720-999 West Broadway Vancouver British Columbia, Canada V5Z 1K5	With a copy to:	Sichenzia Ross Friedman Ference LLP 61 Broadway, NY, NY 10006 Telephone:212-930-9700 Facsimile: 212-930-9275 Attention: Gregory Sichenzia, Esq.

The Investors:

As per the contact information provided on the signature pages hereof.

4.2. Survival of Covenants. Each party hereto agrees that the covenants of such party contained in this Royalty Agreement shall survive the Closing. Each Investor shall be responsible only for its own covenants

4.3. Entire Agreement. This Royalty Agreement contains the entire agreement between the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter contained herein.

4.4. Third Party Beneficiaries. This Royalty Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

4.5. Successors and Assigns. This Royalty Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. For the sake of clarity, this Royalty Agreement shall be binding upon an acquirer of DelMar or on the purchaser of all or substantially all of the assets of DelMar.

4.6. Amendment; Waivers. All modifications, amendments or waivers to this Royalty Agreement shall require the written consent of both the Company and the holders of the majority of the then-outstanding Preferred Shares.

4.7. Applicable Law; Disputes. This Royalty Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of law provisions thereof, and the parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or, if jurisdiction in such court is lacking, the Supreme Court of the State of New York, New York County, in respect of any dispute or matter arising out of or connected with this Royalty Agreement.

4.8. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Royalty Agreement and the consummation of the transactions contemplated hereby.

4.9. Counterparts. This Royalty Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Royalty Agreement may also be executed via facsimile, which shall be deemed an original.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the undersigned Investors and the Company have caused this Royalty Agreement to be duly executed as of the date first above written.

DELMAR PHARMACEUTICALS, INC.

By:
Jeffrey Bacha , Chairman & Chief Executive Officer

INVESTORS:

The Investor has elected to purchase:____________ Preferred Shares (to be completed by Investor) at a purchase price of $8.00 per Preferred Share under the terms in the Securities Purchase Agreement.

Name of Investor:

If an entity:

Print Name of Entity:

By:
Name:
Title:

If an individual:

Print Name:

Signature:

If joint individuals:

Print Name:

Signature:

All Investors:

Address:

Telephone No.:

Facsimile No.:

Email Address: